EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-214318, 333-211383, 333-203085) and Form S-8 (File Nos. 333-196701) of Cadiz Inc. of our report dated March 14, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers
Los Angeles, California
March 14, 2018